Exhibit 99.1

Maria P. Tedesco Named President of Union Bank & Trust

Richmond, Va., September 12, 2018 - Union Bank & Trust today announced that Maria P. Tedesco has been named President effective September 28, 2018. She will lead the commercial banking, business banking, consumer banking, and wealth management teams as well as enterprise-wide functions of marketing, digital strategy and customer experience.

“While serving together on the Consumer Bankers Association Small Business Committee, I observed first hand that Maria was an impressive thought leader in the banking industry. Maria brings more than 30 years of both small and large bank experience to Union and understands the important role the bank and its teammates play in our communities. She has a strong track record of building integrated, cross-functional teams sharply focused on a great customer experience and has a reputation for being able to get things done, while balancing strategy with execution. She understands the journey we are on and will help Union further differentiate itself from competitors. I look forward to her leadership and contributions to further develop the Union franchise,” said John C. Asbury, President and CEO of Union Bankshares Corporation.

“Having started at Citizens Financial Group when it was smaller than Union is today, I know the challenges and potential speed bumps that a growing company faces,” said Tedesco. “Union has a great opportunity to build something uniquely valuable to its customers, teammates, shareholders and the communities it serves and I am excited to join Union on its journey.”

Tedesco, 58, was most recently Chief Operating Officer for Retail at BMO Harris Bank based in Chicago. She was responsible for retail products, segments, customer experience, indirect auto, consumer lending, small business lending, business banking strategy, channels and risk. Prior to that she served as Senior Executive Vice President and Managing Director of the Retail Bank at Santander Bank, N.A. where she was responsible for leading the US retail strategy and business channels, including branch network, online, mobile, investments, mortgage, call centers, ATMs, marketing, product marketing, customer experience and program management office. Before Santander, Tedesco spent 19 years at Citizens Financial Group, Inc. ultimately becoming Group Executive Vice President and Executive Director of Retail Banking and Business Banking for the company.

Tedesco was named one of most powerful women in banking, team award by American Banker in 2012 and 2017. In 2015, she was named one of the most powerful women to watch by American Banker. She received her M.B.A from Northeastern University and her B.S. from Ithaca College.

ABOUT UNION BANKSHARES CORPORATION
Headquartered in Richmond, Virginia, Union Bankshares Corporation (Nasdaq: UBSH) is the holding company for Union Bank & Trust. Union Bank & Trust has 140 branches, 7 of which are operated as Xenith Bank, a division of Union Bank & Trust of Richmond, Virginia, and approximately 200 ATMs located throughout Virginia and in portions of Maryland and North Carolina. Non-bank affiliates of the holding company include: Old Dominion Capital Management, Inc. and Dixon, Hubard, Feinour, & Brown, Inc., which both provide investment advisory services, and Union Insurance Group, LLC, which offers various lines of insurance products.

Investor Contact: Bill Cimino (804) 448-0937, VP and Director of Investor Relations
Media Contact: Beth Shivak (804) 327-5746 VP and Director of Corporate Communications